Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
EARNINGS FOR THE QUARTER AND YEAR ENDED
DECEMBER 31, 2006

La Jolla, California (February 5, 2007) --- ITLA Capital Corporation (NYSE-IMP) today reported net income for the year ended December 31, 2006, primarily resulting from the operations of its wholly-owned subsidiary, Imperial Capital Bank (the Bank), of $26.9 million or $4.71 per diluted share compared to $24.1 million or $4.04 per diluted share for the prior year. President and Chief Executive Officer George W. Haligowski stated: "I'm pleased to report our 11th consecutive year of record core profitability. 2006 truly marked the year that we successfully transformed ourselves from a regional bank to a national commercial real estate lender with a production team that's capable of servicing customers throughout the continental United States. After initiating our national expansion effort over three years ago, our expansion offices are now providing significant contributions to our financial performance and to the record loan production achieved during the year."

Net income for the year ended December 31, 2006 increased to $26.9 million or $4.71 per diluted share, compared to $24.1 million or $4.04 per diluted share for the prior year. Net interest income before provision for loan losses increased 3.0 percent to $94.4 million for the year ended December 31, 2006, compared to $91.7 million for the prior year. This increase was primarily due to the growth in the average balance of our loan portfolio, and variable rate loans repricing to higher current market interest rates, partially offset by additional interest expense incurred due to the growth in the average balance of interest bearing liabilities, deposits and other interest bearing liabilities repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

The provision for loan losses was $5.0 million for the year ended December 31, 2006, compared to $10.3 million for the prior year. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of December 31, 2006 and 2005, respectively. The provision recorded during 2005 reflects a $29.3 million increase in the Bank's other loans of concern and a $9.6 million increase in non-performing loans during the year. Despite the increase in our overall loan portfolio during 2006, the level of other loans of concern and non-performing loans stabilized in 2006 compared to the prior year. Other loans of concern were $67.0 million and $66.4 million, respectively, at December 31, 2006 and 2005. Other loans of concern consist of performing loans which have known information that have caused management to be concerned about the borrowers ability to comply with present loan repayment terms. Non-performing loans totaled $26.3 million and $24.3 million, respectively, at December 31, 2006 and 2005. As a percentage of our total loan portfolio, the amount of other loans of concern and non-performing loans decreased to 2.22% and 0.88%, respectively, at December 31, 2006, compared to 2.32% and 0.95%, respectively, at December 31, 2005.

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ITLA Capital Corporation reports earnings
For the quarter and year ended December 31, 2006

Non-interest income was $2.8 million for the year ended December 31, 2006, compared to $6.6 million for the prior year. This decrease primarily related to a $4.9 million gain recorded during 2005 in connection with the sale of substantially all of the Bank's franchise loan portfolio.

General and administrative expenses were $46.4 million for the year ended December 31, 2006, compared to $46.3 million for the prior year. The Company's efficiency ratio was 47.8 percent for the year ended December 31, 2006, as compared to 47.1 percent for the prior year.

Loan originations were $1.1 billion for the year ended December 31, 2006, compared to $919.6 million for the prior year. During the current year, the Bank originated $693.1 million of commercial real estate loans, $293.7 million of small balance multi-family real estate loans, and $102.7 million of entertainment finance loans. Loan originations for the prior year consisted of $525.8 million of commercial real estate loans, $322.8 million of small balance multi-family real estate loans, $68.7 million of entertainment finance loans, and $2.4 million of franchise loans. In addition, the Bank's wholesale loan operations acquired $497.8 million and $595.3 million of commercial and multi-family real estate loans during the years ended December 31, 2006 and 2005, respectively. The Bank's wholesale loan operations also acquired a $128.5 million single-family residential loan portfolio during the year ended December 31, 2005. Haligowski commented that: "Our annual internal production exceeded $1.0 billion for the first time in the Company's 32 year history. This achievement was a team effort with contributions coming from all areas of our operations. Approximately 50% of our real estate loan originations were produced by our expansion offices, while over 70% of our overall real estate production consisted of higher yielding commercial real estate loans."

Net income for the quarter ended December 31, 2006 increased to $7.0 million or $1.22 per diluted share, compared to $6.3 million or $1.08 per diluted share for the same period last year. Net interest income before provision for loan losses decreased 3.0 percent to $23.2 million for the quarter ended December 31, 2006, compared to $24.0 million for the same period last year. The decrease was primarily caused by additional interest expense incurred due to the growth in the average balance of interest bearing liabilities, deposits and other interest bearing liabilities repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates, partially offset by additional interest income earned due to the growth in the average balance of our loan portfolio and variable rate loans repricing to higher current market interest rates.

The provision for loan losses was $1.3 million for the quarter ended December 31, 2006, compared to $6.5 million for the same period last year. These provisions for loan losses were recorded to provide reserves adequate to support the known and inherent risk of loss in our loan portfolio and for specific reserves as of December 31, 2006 and 2005, respectively. The decrease in the provision for loan losses related primarily to an increase in the provision recorded during the quarter ended December 31, 2005, as a result of a $14.3 million increase in the Bank's other loans of concern during that period.

Non-interest income was $870,000 for the quarter ended December 31, 2006, compared to $5.6 million for the same period last year. As discussed above, this decrease primarily related to the gain recorded during 2005, in connection with the sale of the Bank's franchise loan portfolio.

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ITLA Capital Corporation reports earnings
For the quarter and year ended December 31, 2006

General and administrative expenses decreased to $11.1 million during the current quarter, compared to $12.0 million for the same period last year. Our efficiency ratio (defined as general and administrative expenses as percentage of net revenue) was 46.0 percent for the quarter ended December 31, 2006, as compared to 40.5 percent for the same period last year. The efficiency ratio was lower in 2005 compared to 2006, due to the $4.9 million gain recognized during 2005 in connection with the sale of the franchise loan portfolio.

Loan originations were $388.3 million for the quarter ended December 31, 2006, compared to $280.6 million for the same period last year. During the current quarter, the Bank originated $203.4 million of commercial real estate loans, $122.9 million of small balance multi-family real estate loans, and $62.0 million of entertainment finance loans. Loan originations for the same period last year consisted of $186.0 million of commercial real estate loans, $90.3 million of small balance multi-family real estate loans, and $4.3 million of entertainment finance loans. In addition, the Bank's wholesale loan operations acquired $150.5 million and $102.2 million of multi-family real estate loans during the quarters ended December 31, 2006 and 2005, respectively. Haligowski commented that: "For the first time since commencing the national expansion, our expansion offices out produced the lending offices in California on a quarterly basis, and assisted in achieving the highest level of quarterly internal production in our Company's history. During the quarter, over 45% of the commercial real estate loan originations were produced by our expansion offices, representing a 67% increase in their commercial real estate loan production compared to the same period last year."

Total assets increased $364.3 million to $3.4 billion at December 31, 2006, compared to $3.1 billion at December 31, 2005. The increase in total assets was primarily due to a $449.9 million increase in our loan portfolio, partially offset by a $63.3 million decrease in cash and cash equivalents and a $40.4 million decline in investment securities held-to-maturity.

Non-performing assets were $33.0 million or 0.97 percent of total assets as of December 31, 2006, as compared to $28.2 million or 0.92 percent of total assets as of December 31, 2005. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at December 31, 2006 was 175.4 percent as compared to 180.6 percent at December 31, 2005.

The allowance for loan losses as a percentage of our total loans was 1.5% at December 31, 2006, as compared to 1.7% at December 31, 2005. The decrease in this percentage primarily reflects the growth in our total loan portfolio during the year, which increased by 17.6 % compared to the prior year, as well as the continuing decline in our overall risk profile due to a broader geographic diversification of our real estate loan portfolio resulting from a higher concentration of non-California multi-family and commercial real estate loans as a percentage of our total loan portfolio. As of December 31, 2006, over 46% of our real estate loans were secured by properties outside of California compared to 41% in 2005. During the years ended December 31, 2006 and 2005, we had net charge-offs of $2.8 million and $1.9 million, respectively.

At December 31, 2006, shareholders' equity totaled $221.3 million or 6.5 percent of total assets. During the current quarter, we repurchased 39,050 shares at an average price of $54.97 per share. For the year ended December 31, 2006, we repurchased 228,781 shares at an average price of $49.19 per share. Since beginning share repurchases in April 1997, a total of 3.5 million shares have been repurchased, returning approximately $101.1 million of capital to our shareholders at an average

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ITLA Capital Corporation reports earnings
For the quarter and year ended December 31, 2006

price of $28.64 per share. The Company's book value per share of common stock was $42.07 as of December 31, 2006, an increase of 11.1 percent, from $37.85 per share as of December 31, 2005.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2006 of 9.1 percent, 10.3 percent and 11.5 percent, respectively, which represents $130.0 million, $120.3 million and $42.6 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2006 of 9.0 percent, 10.2 percent and 11.9 percent, respectively, which represents $130.0 million, $120.3 million and $53.5 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "2006 culminated with the Company's listing on the New York Stock Exchange, which I believe will increase our visibility in the capital markets. This achievement is a tribute to our success and the hard work and dedication of our associates, and further marks the evolution of the Company from our modest beginnings at the time of our IPO in 1995 to a national commercial real estate lender. Our share price ended the year at $57.91, a 19% increase over last year's closing price of $48.85, while our total assets exceeded $3.4 billion, with record loan footings of $3.0 billion. In an effort to provide further value to our shareholders, we announced our first regular quarterly dividend of $0.15 per share during the first quarter of 2006, and we declared total dividends of approximately $3.2 million throughout the year."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2007 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is a publicly traded diversified bank holding company specializing in commercial real estate lending on a national basis and is headquartered in San Diego, California. The Company conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and 23 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic states, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	December 31,
	(unaudited)	2005
	(in thousands except share amounts)

Assets

Cash and cash equivalents	$ 30,448	$ 93,747
Investment securities available-for-sale, at fair value	99,527	92,563
Investment securities held-to-maturity, at amortized cost	193,512	233,880
Stock in Federal Home Loan Bank	48,984	43,802
Loans, net (net of allowance for loan losses of $46,049 and
$43,817 in 2006 and 2005, respectively)	2,973,368	2,523,480
Interest receivable	20,753	16,287
Other real estate owned, net	6,729	3,960
Premises and equipment, net	7,851	6,718
Deferred income taxes	11,513	12,717
Goodwill	3,118	3,118
Other assets	19,707	20,924

Total assets	$ 3,415,510	$ 3,051,196

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$ 2,059,405	$ 1,735,428
Federal Home Loan Bank advances and other borrowings	1,010,000	992,557
Accounts payable and other liabilities	38,168	32,130
Junior subordinated debentures	86,600	86,600

Total liabilities	3,194,173	2,846,715

Commitments and contingencies

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares
authorized, 9,065,672 and 8,978,998 issued in 2006 and 2005, respectively	82,073	78,004
Retained earnings	243,823	220,095
Accumulated other comprehensive income (loss), net	35	(364)
	325,931	297,735
Less treasury stock, at cost - 3,803,969 and 3,576,695 shares
in 2006 and 2005, respectively	(104,594)	(93,254)
Total shareholders' equity	221,337	204,481

Total liabilities and shareholders' equity	$ 3,415,510	$ 3,051,196
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ITLA CAPITAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,

	2006	2005	2006	2005
	(in thousands except per share amounts)
Interest income:
Loans receivable, including fees	$ 55,496	$ 46,321	$ 207,320	$ 159,720
Cash, cash equivalents and investment securities	4,687	4,575	19,181	18,438
Total interest income	60,183	50,896	226,501	178,158

Interest expense:
Deposit accounts	25,097	16,885	85,156	53,807
Federal Home Loan Bank advances and other borrowings	9,735	8,142	38,722	25,508
Junior subordinated debentures	2,109	1,907	8,197	7,171
Total interest expense	36,941	26,934	132,075	86,486

Net interest income before provision for loan losses	23,242	23,962	94,426	91,672
Provision for loan losses	1,250	6,500	5,000	10,250
Net interest income after provision for loan losses	21,992	17,462	89,426	81,422

Non-interest income:
Gain on sale of loans, net	-	4,911	-	4,911
Late and collection fees	278	152	970	536
Other	592	537	1,802	1,127
Total non-interest income	870	5,600	2,772	6,574

Non-interest expense:
Compensation and benefits	4,735	5,422	21,265	21,737
Occupancy and equipment	1,871	1,796	7,439	7,177
Other	4,497	4,768	17,743	17,344
Total general and administrative	11,103	11,986	46,447	46,258

Real estate owned expense, net	118	204	334	204
Loss (gain) on sale of other real estate owned, net	35	-	35	(11)
Total real estate owned expense, net	153	204	369	193

Total non-interest expense	11,256	12,190	46,816	46,561

Income before provision for income taxes	11,606	10,872	45,382	41,545
Provision for income taxes	4,643	4,567	18,493	17,482

NET INCOME	$ 6,963	$ 6,305	$ 26,889	$ 24,063

BASIC EARNINGS PER SHARE	$ 1.26	$ 1.11	$ 4.83	$ 4.19

DILUTED EARNINGS PER SHARE	$ 1.22	$ 1.08	$ 4.71	$ 4.04